EXHIBIT 99.1

Eagle Bancorp Announces The Appointment of Susan G. Riel as President and Chief Executive Officer of Eagle Bancorp, Inc. and EagleBank

BETHESDA, Md., May 06, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc., (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced that interim President and Chief Executive Officer Susan G. Riel has been appointed permanent President and Chief Executive Officer of Eagle Bancorp and EagleBank.

"After thoughtful evaluation and consideration, the Board of Directors determined that there is no better qualified individual to serve as Eagle’s President & CEO," stated Chairman of the Board, Norman R. Pozez.  “The Board and I are confident that Susan is the right person to continue to drive Eagle’s growth strategies and enhance shareholder value.  She is a seasoned leader with significant experience, deep industry knowledge and record of success – all critical factors for selecting Susan as Eagle’s next leader.  We are looking forward to her continued tenure," commented Mr. Pozez.

Ms. Riel has over 35 years of banking experience and joined EagleBank during its organization.  She assumed the responsibility of Chief Operating Officer in 2006, and joined the Company’s Board of Directors in 2017 and the Bank’s Board in 2018.  “I am honored to permanently assume the President & CEO role … our future could not be brighter," noted Ms. Riel.

About Eagle Bancorp, Inc. and EagleBank
Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 20 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on any such forward-looking statements.  For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

EagleBank Contact
Charles Levingston,
Chief Financial Officer
301.986.1800